Exhibit 99.1
Navitas Semiconductor Announces Redemption of All Outstanding Warrants

El Segundo, CA, February 4, 2022 – Navitas Semiconductor Corporation (Nasdaq: NVTS, NVTSW) today announced that it will redeem all of its publicly traded and privately held warrants to purchase shares of Navitas’ Class A common stock that remain outstanding at 5:00 p.m. New York City time on March 7, 2022 (the “Redemption Date”), for a redemption price of $0.10 per warrant (the “Redemption Price”).
Navitas has directed its warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), to deliver a Notice of Redemption to the registered holders of outstanding warrants pursuant to the Warrant Agreement, dated as of December 2, 2020 (the “Warrant Agreement”), by and between Navitas (f/k/a Live Oak Acquisition Corp. II) and the Warrant Agent. Under the Warrant Agreement, Navitas is entitled to redeem its public warrants at a redemption price of $0.10 per warrant if the closing price of its common stock has been at least $10.00 per share on any 20 trading days within the 30-trading-day period ending three business days before notice of the redemption is given, among other conditions. If Navitas elects to exercise that right, the warrant terms require the company to concurrently redeem the privately held warrants if the closing price of its common stock on any 20 trading days within the same 30-trading-day period is less than $18.00 per share. Both stock price conditions were satisfied as of February 1, 2022, the third business day before the Notice of Redemption is being sent to warrant holders.
Exercise Procedures and Deadline for Warrant Exercise
Warrant holders may continue to exercise their warrants to purchase shares of Navitas common stock until immediately before 5:00 p.m. New York City time on the Redemption Date. Payment upon exercise of the warrants may be made either (i) in cash, at an exercise price of $11.50 per share of common stock or (ii) on a “cashless” basis in which the exercising holder will receive a number of shares of common stock determined under the Warrant Agreement and based on the Redemption Date and the Redemption Fair Market Value. The “Redemption Fair Market Value” is based on the volume weighted average price per share of Navitas common stock for the 10 trading days immediately following the date on which notice of redemption is sent. In accordance with the Warrant Agreement, Navitas will provide warrant holders with the Redemption Fair Market Value no later than one business day after the 10-trading-day period ends. Warrants may be exercised on a “cashless” basis regardless of the market value of the common stock and even if such value is less than the warrant exercise price of $11.50 per share. In no event will the number of shares of common stock issued in a cashless exercise exceed 0.361 shares per warrant exercised. If a holder of warrants would be entitled to receive a fractional share of stock as a result of warrants exercised at one time, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.
Holders wishing to exercise their warrants should follow the procedures described in the Notice of Redemption and the Election to Exercise form included with the notice. Holders of warrants held in “street name” should immediately contact their brokers to determine exercise procedures. Since the act of exercising is voluntary, holders must instruct their brokers to submit the warrants for exercise.
Termination of Warrant Rights
Any outstanding Navitas warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those warrants will be entitled to receive only the Redemption Price of $0.10 per warrant.
Prospectus
A prospectus covering the shares of common stock issuable upon the exercise of the warrants is included in a registration statement on Form S-1 (Registration No. 333-261323) filed by Navitas with, and declared effective by, the Securities and Exchange Commission.

Additional Information and Answers to Questions
For additional information, including information on how holders may exercise their warrants, answers to frequently asked questions and copies of the Notice of Redemption (including Election to Exercise form), please visit Navitas’ investor relations website at https://ir.navitassemi.com.
Questions concerning redemption or exercise of the warrants may be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, NY 10004, Attention: Compliance Department, or by calling (212) 509-4000.
No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer, solicitation or sale of any Navitas securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Navitas
Navitas Semiconductor Corporation (Nasdaq: NVTS and NVTSW) is the industry leader in GaN power ICs, founded in 2014. GaN power ICs integrate GaN power with drive, control and protection to enable faster charging, higher power density and greater energy savings for mobile, consumer, enterprise, eMobility and new energy markets. Over 130 Navitas patents are issued or pending, and over 30 million GaNFast power ICs have been shipped with zero reported GaN field failures. Navitas rang the opening bell and started trading on Nasdaq on October 20, 2021.
Contact Information
Media
Graham Robertson, CMO Grand Bridges
Graham@GrandBridges.com
Investors
Stephen Oliver, VP Corporate Marketing & Investor Relations
ir@navitassemi.com